The Right Start to Purchase FAO Schwarz

     Acquisition   marks  significant   consolidation  of  top-tier   children's
specialty retail brands

     CALABASAS, CA, November 19, 2001 - The Right Start, Inc. (Nasdaq: RTST), today announced that it had reached an agreement to purchase certain assets of FAO Schwarz including its flagship Fifth Avenue Store, 22 stores around the country, internet and catalog operations and rights to the FAO Schwarz name from Royal Vendex KBB of The Netherlands.

     Jerry R. Welch, Chief Executive Officer of Right Start said, "FAO Schwarz is a 140 year-old brand and an American icon. It is one of the most storied retailers in our country's business history and has created generations of loyal customers. We are deeply honored to be entrusted with protecting the integrity of this brand."

     Mr. Welch continued, "We are very excited about the combination of FAO Schwarz with The Right Start and Zany Brainy, and the three chains are a perfect fit. All three brands cater to the same discerning customer, yet each company focuses on a different product offering and a different positioning with this customer. We believe the cross-marketing and cross-promotional opportunities between the three brands are simply terrific and we intend to be a real force in the specialty retailing of kids' products."

     As part of the transaction, The Right Start agreed to issue preferred stock convertible into 5 million common shares and an $18 million four-year note and to assume certain liabilities. The transaction is subject to regulatory approval and certain third party consents and is expected to close in January 2002.

     "FAO Schwarz is delighted to become part of The Right Start and Zany Brainy family of high quality, educational brands for toddlers and children," said Bud Johnson, Chief Executive Officer of FAO Schwarz. "By leveraging the collective strengths of the three organizations as leaders in specialty retailing, we will continue to enhance the position of FAO Schwarz as the ultimate toy store and the premier luxury lifestyle brand for children."

     Mr. Welch further stated, "We are also pleased that Royal Vendex KBB will become a major shareholder in our Company. They are exceptional retailers in Europe and we believe that their knowledge and insight will benefit us greatly as we continue to grow and expand our business."

     Andrew H. Moser, Senior Managing Director and COO of Wells Fargo Retail Finance, commented, "We are supportive of this move in continuing the strategic growth of The Right Start. The Company's purchase of FAO Schwarz, and the prior acquisition of Zany Brainy, significantly boosts its strength in kids' product retailing." In August 2001, Wells Fargo Retail Finance provided $115 million in financing for The Right Start for the acquisition of Zany Brainy, Inc.

     About Right Start The Right Start, Inc. is a leading national specialty retailer of high quality developmental, educational and care products, toys, games, books and multimedia products for infants and children through age 12. The Right Start brand originated in 1985 through the creation of the award-winning Right Start Catalog(TM). The Right Start now operates 256 retail stores nationwide, including 187 Zany Brainy stores, and is based in Calabasas, California.

     This press release contains certain forward-looking statements with respect to the anticipated benefits of combining the companies' brands and retail store base that may be impacted by factors including, but not limited to, the need for shareholder approval of the conversion of the preferred shares issued, competition from other retailers and potential product liability claims, potential operational or integration challenges, changes in consumer spending, dependence on independent manufacturers and suppliers and their credit terms and other risks included in The Right Start's filings with the Securities and Exchange Commission including its Form 8-K filed September 20, 2001 .